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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF HEWITT & MCGUIRE, LLP]

                                August 20, 1997

CalComp Technology, Inc.
2411 W. La Palma Avenue
Anaheim, CA 92803

      Re:  Form S-8 Registration Statement
           -------------------------------

Gentlemen:

      We have acted as your legal counsel in the preparation of the Form S-8 Registration Statement ("Registration Statement") which will be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 513,800 shares of common stock, $.01 par value, ("Common Stock") of CalComp Technology, Inc., a Delaware corporation, ("Company") issuable upon exercise of the stock options granted pursuant to Summagraphics Corporation 1987 Stock Plan.

      As such legal counsel, we have made such legal and factual inquiries as we deemed necessary under the circumstances for the purpose of rendering this opinion. In reliance thereon, we are of the opinion that the 513,800 shares of Common Stock of the Company being registered under the aforementioned Registration Statement will, when issued in full pursuant to the options granted and exercised in accordance with the terms of the stock option plan and related stock option agreements, be duly authorized and validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement.

                                                 Sincerely,

                                                 /s/ HEWITT & MCGUIRE, LLP
                                                 -------------------------
                                                 HEWITT & MCGUIRE, LLP

PAR/CSE/dcw